WHX ANNUAL MEETING SCHEDULED

New York, December 7, 1999 - WHX Corporation (NYSE: WHX) announced today that its Board of Directors has set a meeting date and a record date for its 2000 Annual Stockholders Meeting. The Annual Meeting of Stockholders has been scheduled for March 15, 2000. The location and time will be announced at a later date. The record date for stockholders entitled to vote at the meeting is January 24, 2000.

WHX is a holding company that has been structured to invest in and/or acquire a diverse group of businesses on a decentralized basis. WHX's primary businesses currently are Handy & Harman, a diversified manufacturing company whose strategic business segments encompass, among others, specialty wire and tubing, and precious metals plating, stamping and fabrication, and Wheeling-Pittsburgh Steel Corporation, a vertically integrated manufacturer of value-added and flat rolled steel products. WHX's other businesses include Unimast Incorporated, a leading manufacturer of steel framing and other products for commercial and residential construction and WHX Entertainment Corp., a co-owner of a racetrack and video lottery facility located in Wheeling, West Virginia.



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Contact:   Arnold G. Nance
           WHX Corporation
           (914) 925-4420